Exhibit 10.3

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

BOEHRINGER INGELHEIM AMENDMENT TO THE AMENDED AND RESTATED
LICENSE AGREEMENT

This Boehringer Ingelheim Amendment to the Amended and Restated License Agreement (“BI Amendment”) is by and between Albert Einstein College of Medicine, a corporation organized and existing under the laws of the State of New York, having an office and place of business at 1300 Morris Park Avenue, Bronx, New York 10461 (“Licensor”) and Cue Biopharma, Inc., a corporation organized and existing under the laws of the State of Delaware, having an office and place of business at 40 Guest Street, Boston, MA 02135, USA (“Licensee”). The effective date of this BI Amendment is April 10, 2025 (“BI Amendment Effective Date”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the License (as defined below).

WHEREAS, Licensor and Licensee are parties to that certain Amended and Restated License Agreement entered into July 31, 2017, as subsequently amended by that certain First Amendment to the Amended and Restated License Agreement dated October 30, 2018 and that certain Second Amendment to the Amended and Restated License Agreement dated January 13, 2024 (collectively, as amended, the “License”);

WHEREAS, Licensee and Boehringer Ingelheim International GmbH, a corporation organized and existing under the laws of Germany (“BI”), desire to enter into a Collaboration and License Agreement in the form attached hereto as Exhibit A (the “BI Agreement”), pursuant to which, among other things, BI would receive a sublicense to certain rights licensed to Licensee under the License; and

WHEREAS, Licensor and Licensee wish to make the following changes to certain provisions of the License, solely with respect to the application of such provisions to the BI Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree to amend the License as follows:

Present Amendments

1.
Licensor hereby consents to: (a) Licensee and BI entering into the BI Agreement, (b) the grant by Licensee to BI of a sublicense under the Agreement Patents and Know-How on the terms set forth in the BI Agreement, and (c) BI exercising Licensee’s rights under Section 4 of the License as granted to BI pursuant to Section 5.1 of the BI Agreement.
2.
Licensor and Licensee hereby acknowledge and agree that a Product (as defined in the BI Agreement) will only constitute a Licensed Product, Know-How Product or MHC Class II Product under the License to the extent such Product meets the definition of such terms in the License.

3.
As used in this BI Amendment, the term “Affiliate” means, with respect to BI, any corporation, firm, limited liability company, partnership, or other entity, that directly or indirectly controls, or is controlled by, or is under common control with BI. As used herein, “control” and, with correlative meanings, the terms “controlled by” and “under common control with”, means ownership, directly or indirectly, of fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction provided that such foreign entity has the power to direct or cause the direction of the management or policies of a corporation) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction provided that such foreign entity has the power to direct or cause the direction of the management or policies of any other type of entity) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in any partnership, or any other arrangement whereby BI controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity and has the power to direct or cause the direction of such corporation or other entity.
4.
Licensor and Licensee further agree that the following Sections of the License (referenced in paragraphs 4-28 below) are amended solely with respect to their application of such provisions to the BI Agreement and that the License, other than as it relates to the BI Agreement, remains in full force and effect according to its terms and is not altered or amended by this BI Amendment as it relates to Licensee and any other Sublicensee.
5.
A new Section 1.21 is hereby added to the License, as follows:

“BI Agreement” shall mean that certain Collaboration and License Agreement between Licensee and Boehringer Ingelheim International GmbH, a corporation organized and existing under the laws of Germany (“BI”) effective as of April 10, 2025.

6.
A new Section 1.22 is hereby added to the License, as follows:

“BI Amendment” shall mean that certain Boehringer Ingelheim Amendment to this Agreement between Licensee and BI effective as of April 10, 2025.

7.
A new Section 1.23 is hereby added to the License, as follows:

“Commercially Reasonable Efforts” shall mean, with respect to BI’s activities relating to the development or commercialization of a Licensed Product, Know-How Product or MHC Class II Product, [**], as the case may be, [**], in each case [**].

8.
A new Section 1.24 is hereby added to the License, as follows:

“Major Market Country” means each of [**].

9.
Section 3.03 of the License is hereby deleted in its entirety and replaced by the following, with additions to the previous text shown in bold underlined text, and deletions shown in bold strikethrough:

As of and after the Original Effective Date, Licensee will pay the cost of preparing, filing, prosecuting, maintaining and resisting challenges to the validity of the Agreement Patents (as well as the cost of preparing, filing, prosecuting, maintaining and resisting challenges to the validity of corresponding applications in at least the United States, Europe (an EPO filing designating all member countries), Canada, Japan and Australia). As part of this obligation, Licensee will pay the cost of applying for an extension of the term of any patent included within Agreement Patents, if appropriate, under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts. Licensee will pay the cost of defending and/or prosecuting any interference, reexamination, reissue, opposition, cancellation and nullity proceedings involving Agreement Patents. In the event that Licensee and BI jointly elect not to pay to maintain, defend or prosecute any patent or patent application within the Agreement Patents, Licensee and BI shall jointly give Licensor thirty (30) days prior written notice of such election. Any patents or patent applications so elected shall at the end of the notice period cease to be considered Agreement Patents, and Licensor shall then be free, at its election, to abandon or maintain the prosecution of such patent application or issued patent or grant rights to such patent application or issued patent to third parties. ~~For purposes of this Agr~~e~~ement, “Developing Countries” shall mean low and low~~e~~r middl~~e ~~income countrie~~s ~~as defined by the World Bank from tim~~e ~~to time during the term of this Agreement. Licensee agrees that any pharmaceutical product sold by Licensee and/or its Sublicen~~s~~ees in Developing Countries, other than India, China and Brazil, shall be~~ s~~old at a price equal to its cost to manufacture, distribute and/or sell the pharmaceutical product, excluding research and development costs associated with developing the pharmaceutical product and obtaining regulatory approvals, plus [**].~~

10.
Section 4.01 of the License is hereby deleted in its entirety and replaced by the following, with additions to the previous text shown in bold underlined text:

Subject to Section 2, Licensor hereby grants to Licensee and Affiliates a worldwide, exclusive license, with the right by Licensee only to grant sublicenses to unaffiliated third parties, under Licensor’s rights in the Agreement Patents and Know-How to research, develop, import and export, manufacture, make, have made, use, provide, register, market, distribute, offer to sell, and sell products, processes and services in the Field, namely, Licensed Products, Know How Products and MHC Class II Products. The terms of any sublicense agreement shall not contradict the terms of this Agreement and shall include (at least) the following provisions: prohibiting any use of Licensor’s name (consistent with Section 9.01), requiring indemnification of Licensor (consistent with Section 12.04), and requiring appropriate insurance (consistent with Section 12.10), and disclaiming any warranties or representations by Licensor (consistent with Sections 12.05 and

12.06). Licensee shall provide Licensor with a full, unredacted and complete copy of any executed sublicense or amendment within thirty (30) days of execution thereof by Licensee, subject to BI’s right to redact any confidential or proprietary information contained therein that is not necessary for Licensor to determine compliance with this Agreement. Licensee may designate any such sublicense or amendment, in whole or in part, as Confidential Information. Notwithstanding the foregoing and other provisions in this Agreement, BI may grant further sublicenses under the rights sublicensed by Licensee to BI pursuant to Section 4.01 through multiple tiers to Affiliates and third parties, provided that any sublicenses granted by BI, through multiple tiers, comply with [**].

11.
Section 5.01 of the License is hereby amended as follows, with additions shown in bold underlined text:

Nothing herein contained shall preclude Licensor from making required reports or disclosures to the NIH or to any other philanthropic or governmental funding organization, provided, however, that no Confidential Information of Licensee or BI, nor use of Licensee’s or BI’s name is disclosed in the process, without prior approval from Licensee or BI, as applicable, unless such disclosure is required by applicable law.

12.
A new sentence is hereby added to the end of Section 5.03 of the License as follows:

Licensor’s obligations under this Section 5.03 shall extend to Confidential Information of BI, its Affiliates and its sublicensees, if any, as if it were Confidential Information of Licensee.

13.
Section 6.01(b) of the License is hereby deleted in its entirety and replaced with the following:

Licensee will pay to Licensor (i) [**] of the upfront payment that Licensee receives from BI pursuant to Section 12.1 of the BI Agreement and (ii) [**] of Net Proceeds that it receives thereafter under the BI Agreement.

14.
Section 6.01(c) of the License is hereby deleted in its entirety and replaced with the following:

Licensee will pay to Licensor [**] of the royalty amounts received by Licensee from BI pursuant to Section 12.10 of the BI Agreement for as long as BI pays royalties to Licensee pursuant to Section 12.10 of the BI Agreement.

15.
Section 6.04 is hereby deleted in its entirety from the License and replaced with “[Intentionally Omitted]”.
16.
In Section 7.03 of the License, “thirty (30)” is hereby replaced with “[**]”.

17.
Section 8.01 of the License is hereby amended as follows, with additions shown in bold underlined text:

Licensee or BI as permitted by Licensee pursuant to the BI Agreement shall have the right, in its sole discretion and its expense, to initiate legal proceedings on its behalf or in Licensor’s name, if necessary, against any infringer, or potential infringer, of an Agreement Patent who imports, makes, uses, sells or offers to sell products in the Field. Licensee (or BI as applicable) shall notify Licensor of its or BI’s intention to initiate such proceedings at least thirty (30) days prior to commencement thereof. Any settlement or recovery received from any such proceeding shall be divided [**] to Licensee (or BI as applicable) and [**] to Licensor after Licensee (or BI, as applicable) deducts from any such settlement or recovery its actual counsel fees and out-of-pocket expenses relating to any such legal proceeding. If Licensee or BI decides not to initiate legal proceedings against any such infringer, Licensee shall notify Licensor in writing of such decision, then Licensor shall have the right to initiate such legal proceedings. Any settlement or recovery received from any such proceeding initiated by Licensor shall be divided [**] to Licensor and [**] to Licensee or BI as applicable after Licensor deducts from any such settlement or recovery its actual counsel fees and out-of-pocket expenses relating to any such legal proceeding.

18.
Section 8.02 of the License is hereby amended as follows, with additions shown in bold underlined text:

In the event that either party (or BI) initiates or carries on legal proceedings to enforce any Agreement Patent against an alleged infringer, the other party/ the parties shall fully cooperate with and supply all assistance reasonably requested at the expense of the party (or BI) requesting such assistance. Further, the other party, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding, However, if Licensee (or BI, as applicable) initiates legal proceedings in Licensor’s name, Licensee (or BI, as applicable) shall reimburse Licensor for any reasonable out of pocket counsel fees of Licensor associated with the legal proceedings. The party (or BI) who initiates or carries on the legal proceedings shall have the sole right to conduct such proceedings provided, however, that such party (or BI, as applicable) shall consult with the other party (i.e. with Licensor, in case BI carries on legal proceedings) to this Agreement prior to entering into any settlement thereof.

19.
Section 10.01 of the License is deleted in its entirety and replaced by the following:

Unless terminated earlier under other provisions hereof, this Agreement will expire with respect to BI and the BI Agreement upon expiration of BI’s royalty payment obligations under Section 12.10 of the BI Agreement. Upon expiration of this Agreement, Licensee’s, and if applicable, BI’s, licenses pursuant to Section 4.01 shall become fully paid-up, perpetual licenses. Upon termination or expiration of this Agreement for any reason as it relates to the BI Agreement, Section 1, 4.01 (to the extent set forth above), 5, 7, 8, 9, 10.01, 10.07 through 10.09, 11, 12.01 through

12.06, 12.14, 12.16 and 13 shall survive and all payment obligations under Sections 3 and 6.01-6.04 hereof accrued as of the termination date shall be paid by Licensee within thirty (30) days of such termination or expiration.

20.
In Section 10.06 of the License, “forty-five (45)” is hereby replaced with “[**]”.
21.
Section 10.07 of the License is hereby deleted in its entirety and replaced with the following:

Termination of this Agreement by Licensee or Licensor shall not prejudice the rights of either party accruing herein. Notwithstanding any provision herein to the contrary, no termination of this Agreement shall be construed as a termination of the BI Agreement (or any valid sublicense under the BI Agreement), and thereafter BI shall be considered a direct licensee of Licensor under this Agreement solely with respect to those rights under this Agreement sublicensed to BI pursuant to the BI Agreement and assume all of the rights and obligations of Licensee with respect thereto (such license agreement between BI and Licensor, the “BI Substitute License”) as from the date when the termination of this Agreement becomes effective between Licensor and Licensee (the “BI Substitute License Effective Date”), provided that (i) BI is not in material breach of the BI Agreement and (ii) BI agrees in writing to assume all applicable obligations of Licensee under this Agreement (as amended by the BI Amendment), unless agreed otherwise between Licensor and BI in writing.

22.
A new sentence is hereby added to the end of Section 10.08 of the License as follows:

Notwithstanding the foregoing, if BI is granted a sublicense by Licensee under Licensor’s Agreement Patents or Know-How in the Field, then the provisions of this Section 10.08 shall terminate and be of no further force or effect to the extent they relate to the BI Agreement.

23.
Section 10.09 of the License is hereby amended as follows, with additions shown in bold underlined text:

If Licensee terminates this Agreement pursuant to Section 10.02 or 10.03, or if Licensor terminates this Agreement pursuant to Sections 10.03, 10.04, 10.05 or 10.06 of this Agreement, Licensee shall submit a final Royalty Report to Licensor and any payments and patent costs due to Licensor hereunder as of the date of termination shall be payable within thirty (30) days of the date of termination. In addition, within ten (10) days of notice of such termination, and only if the BI Agreement is not in effect at the time of such termination, Licensee shall provide Licensor with a report showing the status of all Dependent Patents, including, without limitation, a list of all countries where Dependent Patents have been filed and a list of all actions which must be taken with respect to the Dependent Patents and relevant due dates.

24.
A new sentence is hereby added at the end of Section 12.10 of the License as follows:

Notwithstanding the foregoing in this Section 12.10, in the event the BI Agreement is in effect and BI is not in material breach thereof, BI shall be entitled to cover the risks set forth in this paragraph by maintaining insurance consistent with normal business practice and adequate to cover the risks under this Agreement in an amount and for a time period that are usual and customary for a pharmaceutical company of its size (or reasonable self-insurance sufficient to provide materially the same level and type of protection).

25.
Section 12.13 of the License is hereby deleted in its entirety and replaced with the following:

To the extent applicable under law or as otherwise may be required by the U.S. government, Licensee or BI, as applicable, shall comply with the applicable provisions of the Bayh-Dole Act, including the substantial manufacture requirement as required by 35 U.S. Code §204. The Parties understand that the Agreement Patents may claim a “subject invention” pursuant to Section 35 U.S.C. § 204. Upon Licensee’s or BI’s request, Licensor agrees to request, and reasonably cooperate with Licensee or BI, as applicable, to obtain a waiver of the substantial US manufacture requirement under Section 35 U.S.C. § 204, or to argue its inapplicability to any US governmental authority or other third party. Licensee will reimburse Licensor for costs and expenses incurred by Licensor in the performance of activities requested by Licensee or BI under this Section 12.13

26.
A new sentence is hereby added at the end of Section 12.15 of the License as follows:

Notwithstanding the foregoing, in the event the BI Agreement is in effect, in place of the foregoing due diligence requirements of this Section 12.15, BI shall use Commercially Reasonable Efforts to (i) [**] and (ii) [**]. Notwithstanding the foregoing, BI shall be permitted to [**] this provision.

27.
Licensor and Licensee acknowledge and agree that the following provisions of the License have, prior to the BI Amendment Effective Date, been fully performed and are of no further force or effect: (i) Section 6.02(a)-(d), (ii), 6.03(a), (iii) 6.03(c), (iv) Section 6.05, and (v) Section 6.06.
28.
Licensor and Licensee further agree that:
(a)
to the extent there is any inconsistency between this BI Amendment and the License, this BI Amendment shall control with respect to the rights and obligations of Licensee and Licensor solely as they relate to the sublicense granted to BI under the BI Agreement; and
(b)
the provisions of this BI Amendment shall not apply to any other sublicense granted by Licensee or to any other direct license that may arise with an entity other than BI pursuant to the provisions of Section 10.07 of the License. For all such other sublicenses and direct licenses, the original provisions of the License, as have and may in the future be amended in writing by Licensor and Licensee, remain in full force and effect and shall exclusively govern.

Contingent Amendments (applicable only if BI becomes a direct licensee of Licensor pursuant to Section 10.07 of the License)

29.
Licensor and Licensee further agree that if BI becomes a direct licensee of Licensor pursuant to Section 10.07 of the License as amended by the BI Amendment set forth in paragraphs 4-28 above (the “BI Present Amendment”), then (i) the BI Present Amendment is hereby further amended as set forth in paragraphs 29-35 below and (ii) to the extent there is any inconsistency between the BI Present Amendment and paragraphs 29-35 of this BI Amendment, the provisions of paragraphs 29-35 of this BI Amendment shall govern and control.
30.
Effective upon the BI Substitute License Effective Date, a new sentence is hereby added to the end of Section 1.08 of the BI Present Amendment:

In the event that a BI Substitute License pursuant to Section 10.07 of the BI Amendment becomes effective, effective upon the BI Substitute License Effective Date, BI shall substitute the definition and calculation of “Net Sales” under this Section 1.08 with the Net Sales definition (inclusive of interrelated terms (e.g., “Combination Products”) and concepts) set forth in the BI Agreement.

31.
Effective upon the BI Substitute License Effective Date, Section 6.01 of the BI Present Amendment is hereby deleted in its entirety and replaced by the following:

BI shall make the following payments to Licensor: (a) BI will pay to Licensor: (i) [**] of Net Sales on Licensed Products generated by or on behalf of BI in a country, provided, however, that this rate shall be reduced by [**] on a country-by-country basis, if a Competing Product (as defined in the BI Agreement) exists in such country. [**].

32.
Effective upon the BI Substitute License Effective Date, Sections 6.02 and 6.03 of the BI Present Amendment shall not be applicable and shall be deleted in their entirety.
33.
Effective upon the BI Substitute License Effective Date, a new sentence is hereby added to the end of Section 10.08 of the BI Present Amendment as follows:

Notwithstanding the foregoing, if BI becomes a direct licensee of Licensor’s Agreement Patents and Know-How in the Field pursuant to Section 10.07, then the provisions of this Section 10.08 shall terminate and be of no further force or effect.

34.
Effective upon the BI Substitute License Effective Date, a new sentence is hereby added to the end of Section 12.15 of the BI Present Amendment as follows:

Notwithstanding the foregoing, if BI becomes a direct licensee under this Agreement pursuant to Section 10.07, then, in place of the foregoing due diligence requirements of this Section 12.15, BI shall use Commercially Reasonable Efforts to (i) [**] and (ii) [**]. Notwithstanding the foregoing, BI shall be permitted to [**] this provision.

35.
Effective upon the BI Substitute License Effective Date, Section 12.16 of the BI Present Amendment shall not be applicable and shall be deleted in its entirety.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this BI Amendment as of the BI Amendment Effective Date.

ALBERT EINSTEIN COLLEGE OF MEDICINE

By: /s/ Janis Paradiso

Name: Janis Paradiso

Title: Director, Office of Biotechnology and Business Development

CUE BIOPHARMA, INC.

By: /s/ Dan Passeri

Name: Dan Passeri

Title: President and Chief Executive Officer